Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT TO CREDIT AGREEMENT ( this “Amendment”), dated as of June 30, 2003, among DOVER MOTORSPORTS, INC. (the “Borrower”), the several banks and other financial institutions parties to the Credit Agreement (as hereinafter defined) (individually, a “Bank”; collectively, the “Banks”) and PNC BANK, DELAWARE, as administrative agent for the Banks (in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of February 20, 2002 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Banks amend the Leverage Ratio covenant for the periods ending June 30, 2003 through and including December 31, 2003; and

WHEREAS, the Required Banks have agreed to such request, but only on and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined:

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definition in the appropriate alphabetical order:

“Fourth Amendment”: shall mean the Fourth Amendment to Credit Agreement, dated as of June 30, 2003, among the Borrower, the Banks and the Agent, as amended, supplemented or otherwise modified from time to time.

2. Reduction of Commitments. (a) The Borrower hereby irrevocably elects to permanently reduce the Total Commitment from $85,000,000 to $80,000,000 effective on and as of the Effective Date (as defined in Paragraph 13 below). As a result, on the Effective Date, the Total Commitment shall be permanently reduced to $80,000,000 and each Bank’s Commitment shall be reduced to the amount set forth on the revised Schedule I attached hereto, which shall be substituted for the Schedule I now attached to the Credit Agreement.

(b) The Borrower also hereby irrevocably elects to permanently reduce the Total Commitment, effective on and as of September 30, 2003, from $80,000,000 to $75,000,000. As a result, on September 30, 2003, the Total Commitment shall be permanently reduced to $75,000,000 and each Bank’s Commitment shall be correspondingly reduced in proportion to its Commitment Percentage as in effect on such date, all of which shall be confirmed by the Agent by its preparation and distribution of a revised Schedule I to the Credit Agreement to be substituted for the Schedule I attached hereto.

(c) The Borrower also hereby irrevocably elects to cancel the Total Commitment effective February 19, 2004. In furtherance thereof, the definition of the term “Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the date “February 19, 2005” and inserting in lieu thereof, the date “February 19, 2004”.

(d) On the Effective Date and on September 30, 2003, the Borrower shall prepay Loans to the extent necessary so that the Total Exposure at such dates does not exceed the Total Commitment as in effect on such dates after giving effect to the above reductions. In addition, on February 19, 2004, the Borrower shall pay the Loans in full together with all accrued interest thereon and any other amounts owed under the Loan Documents. The failure to make any of the foregoing payments shall be an immediate Event of Default.

3. Financial Covenants. (a) Section 6.1(a) of the Credit Agreement is hereby amended and restated in full to read as follows:

(a) Leverage Ratio. Permit, as of the end of any fiscal quarter ending during the periods specified below, the Leverage Ratio to exceed that set forth opposite such periods:

“Period	Ratio
March 31, 2003 through June 29, 2003	4.50 to 1
June 30, 2003 through September 29, 2003	5.50 to 1
September 30, 2003 through December 30, 2003	5.25 to 1
December 31, 2003	4.75 to 1

(b) Section 6.1 of the Credit Agreement is hereby amended by adding at the end thereto a new subsection (d) which shall read as follows:

(d) Minimum Consolidated EBITDA. Permit, as of the end of any fiscal quarter, Consolidated EBITDA to be less than $11,500,000, exclusive of any charges occurring or reserves made on and after July 1, 2003 relating to the claim of the Southwestern Illinois Development Authority described on Schedule II to the Fourth Amendment.

4. Appraisal. The Agent or its counsel shall commission, at the sole cost of the Borrower, an independent third party appraisal (or business valuation) by a Person acceptable to the Agent on the real property subject to the Mortgages, such appraisal to be completed by September 15, 2003 and to be in a form satisfactory to the Required Banks. The Borrower and the Guarantors shall cooperate with such appraisal or business valuation.

5. Strategic Plan. The Borrower shall provide to each Bank, by no later than August 15, 2003, a strategic plan, in a form satisfactory to the Required Banks, setting forth, among other things, the means by which the Borrower intends to substantially reduce the Leverage Ratio. Such plan shall include a description of the specific steps that the Borrower intends to implement as well as the timing of such implementation.

6. Interest; Commitment Fee. (a) Effective on and as of the Effective Date (i) the Applicable Margin on Base Rate Loans (including Swing Line Loans) shall be at 150 basis points (1.50%), (ii) the Applicable Margin on Eurodollar Loans shall be 375 basis points (3.75%) and (iii) the fee on the unused portion of the Total Commitment shall be a per annum rate equal to 50 basis points (.50%). Accordingly, the definitions of “Applicable Margin” and “Commitment Fee Rate” contained in Section 1.1 of the Credit Agreement are each hereby amended and restated in full to read as follows:

“Applicable Margin”: on any date, shall equal for any (i) Base Rate Loan, 1.50% or (ii) Eurodollar Loan, 3.75%.

“Commitment Fee Rate”: on any date, shall equal 0.50%.

(b) Notwithstanding anything to the contrary in the Credit Agreement, on and after the Effective Date (i) the Interest Payment Date for Base Rate Loans and Swing Line Loans shall be the last day of each calendar month rather than the last day of each calendar quarter and (ii) the only Interest Period available to the Borrower for Eurodollar Loans or for rollovers of or conversions to Eurodollar Loans will be one month (i.e., the option for two, three and six month’s duration for Eurodollar Loans is eliminated). Existing Eurodollar Loans, however, will not be broken, and so will continue to have their existing Interest Periods.

7. Monthly Reporting. The Borrower agrees to furnish to the Agent not later than thirty (30) days after the end of each month a report detailing (a) cash flow from operations for such month and the portion of the year then ended and (b) Consolidated Funded Debt as of the end of such month. Such report shall be in a form acceptable to the Agent and the first report shall be due on or before July 31, 2003 for the month ending June 30, 2003.

8. Security Documents. (a) The provision in Section 5.11 of the Credit Agreement related to the Mortgages being released under certain situations is hereby deleted. As a result, the Mortgages shall not be released even if the conditions currently set forth therein are met. Accordingly, the first sentence of Section 5.11 of the Credit Agreement is hereby amended by deleting the proviso thereto which currently reads as follows:

; provided, however, in the event that the Leverage Ratio of the Borrower is less than 3.00 to 1.00 for any two consecutive fiscal quarters as evidenced by the Borrower’s delivery of both (i) the Compliance

Certificates and (ii) the Borrower’s publicly filed 10-Q or 10-K, as applicable, for such quarters, the Agent shall, upon the written request and at the sole expense of the Borrower, promptly release the Mortgages.

(b) Section 9.1(f) of the Credit Agreement is hereby amended by deleting the phrase “unless the Mortgages are released pursuant to the terms of Section 5.11”.

(c) The Required Banks shall determine on or before July 31, 2003, whether they would prefer that (i) the Borrower and the Guarantors grant to the Agent, for the benefit of the Banks, a lien on and security interest in all of their personal property (“Option 1”) or (ii) the Borrower cause the Guarantor or Guarantors owning the Nashville Superspeedway Race Track and related property (collectively, the “Nashville Speedway Mortgagor”) to execute and deliver to the Agent, for the benefit of the Banks, one or more mortgages on all real property and related equipment and fixtures owned by the Nashville Speedway Mortgagor constituting or related to the Nashville Superspeedway Race Track (“Option 2”). Upon making such determination, the Agent shall notify the Borrower in writing of the determination of the Required Banks as to whether they prefer Option 1 or Option 2.

(d) If the Required Banks elect Option 1, then on or before fifteen days after the Borrower’s receipt of notice of such election, the Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, to the Agent one or more security agreements (as amended, supplemented or otherwise modified, collectively, the “Security Agreements”) pursuant to which the Borrower and the Guarantors shall grant to the Agent, for the benefit of the Banks, a first-priority lien on and security interest in all of their personal property, such Security Agreements to be in a form reasonably acceptable to the Agent. Simultaneously with the delivery of the Security Agreements, the Borrower will deliver or cause to be delivered to the Agent a legal opinion of Klaus M. Belohoubek, Esquire, General Counsel to the Borrower and the Guarantors, addressed to the Banks and the Agent, covering the enforceability of such Security Agreements and such other matters as the Agent shall reasonably request, in a form reasonably acceptable to the Agent.

(e) If the Required Banks elect Option 2, then on or before fifteen days after the Borrower’s receipt of notice of such election, the Borrower shall cause the Nashville Speedway Mortgagor to execute and deliver to the Agent one or more mortgages (as amended, supplemented or otherwise modified, collectively, the “Nashville Mortgages”) on all of the real property owned by the Nashville Speedway Mortgagor located in Tennessee granting to the Agent, for the benefit of the Banks, a first mortgage lien on such real property and related equipment and fixtures. Simultaneously with the delivery of the Nashville Mortgages, the Borrower will deliver or cause to be delivered to the Agent a legal opinion of Klaus M. Belohoubek, Esquire, addressed to the Banks and the Agent, covering the enforceability of the Nashville Mortgages and such other matters as the Agent shall reasonably request, in a form reasonably acceptable to the Agent.

(f) Simultaneously with the delivery of the Security Agreements or the Nashville Mortgages, as the case may be, the Borrower shall deliver or cause to be delivered to the Agent (i) copies, certified by the Secretary or an Assistant Secretary of the Borrower and the Guarantors (if Option 1 is selected) or the Nashville Speedway Mortgagor (if Option 2 is selected), of resolutions of the Board of Directors of such entity or entities authorizing the execution, delivery and performance of the Security Agreements or the Nashville Mortgages, as the case may be, and the other documents and transactions contemplated thereby, and (ii) copies, certified by one of the officers of the Borrower and the Guarantors (if Option 1 is selected) or the Nashville Speedway Mortgagor (if Option 2 is selected), of the certificate of incorporation, By-laws and fictitious name filing, if any, of such entity or entities as in effect, or a certificate stating that there have been no changes to any such documents since the most recent date true and correct copies thereof were delivered to the Agent. Without limiting the other rights of the Agent and the Banks under the Loan Documents, if Option 2 is elected, upon the occurrence of an Event of Default, the Agent is hereby authorized to obtain, at the sole cost of the Borrower (i) an appraisal, from an appraiser and in form and substance satisfactory to the Required Banks, on the real property that is subject to the Nashville Mortgages and (ii) title insurance on the real property subject to the Nashville Mortgages insuring the Agent’s first mortgage lien on such real property, as mortgagee under the Nashville Mortgages, from an insurer and in an amount acceptable to the Required Banks.

(g) As the Required Banks are deciding whether to elect Option 1 or Option 2, the Borrower shall, and shall cause the Guarantors to, cooperate with the Agent and the Banks and provide such information as shall be reasonably requested by the Agent or the Required Banks in connection therewith (including valuation information), all at the sole cost of the Borrower (except as provided in the proviso to the next sentence). Without limiting the foregoing, at the request of the Required Banks, the Agent may obtain an appraisal of the Nashville Speedway Race Track from an appraiser selected by the Agent, in which event the Borrower shall (and shall cause the Nashville Mortgagors to) cooperate with such appraisal; provided that, the Borrower shall not be responsible for the fees and expenses of such appraisal unless agreed to by the Borrower.

(h) The definition of the term “Loan Documents” in Section 1.1 of the Credit Agreement is hereby amended by inserting at the end thereto the following:

, the Security Agreements (as defined in the Fourth Amendment) and the Nashville Mortgages (as defined in the Fourth Amendment).

(i) The second sentence of Section 9.1 of the Credit Agreement is hereby amended by inserting at the end thereto the following:

or (e) release the Security Agreements (as defined in the Fourth Amendment) or the Nashville Mortgages (as defined in the Fourth Amendment).

9. Prepayment Fee. Unless otherwise consented to by the Required Banks, in the event that the Borrower elects to terminate the Credit Agreement before the Termination Date and the Loans are prepaid in full prior to the Termination Date, the Borrower shall pay to the Agent for the benefit of the Banks (pro rata based on their respective Commitment Percentages) a prepayment fee in an amount equal to three quarters of one percent (0.75%) of each Bank’s Commitment as of the date of such election; provided that, in no event shall such prepayment fee be in an amount greater than $500,000 or less than $250,000.

10. No Increase in Dividend. So long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to the Banks or the Agent under the Loan Documents, the Borrower shall not on and after the Effective Date (a) increase the amount it pays in dividends or other Distributions on its outstanding Capital Stock (including, if there is a stock split with respect to its Capital Stock, appropriately adjusting the dividend payments so the total amount paid in dividends is not increased) or (b) repurchase, redeem, retire or otherwise acquire any of its Capital Stock. The foregoing shall be in addition to any other limitation in the Credit Agreement on Distributions.

11. Event of Default. It shall be an Event of Default under the Loan Agreement if the Borrower fails to observe or comply with or shall default in the performance of any agreement or covenant contained in this Amendment. Accordingly, Section 7.1 of the Credit Agreement is hereby amended by adding immediately after clause “(k)” a new clause “(l)” which shall read as follows:

(l) the Borrower shall fail to observe or comply with or shall default in the performance of any agreement or covenant contained in the Fourth Amendment.

12. Representations and Warranties. The Borrower hereby represents and warrants to the Banks and the Agent that:

(a) There exists no Default or Event of Default under the Credit Agreement as amended hereby;

(b) The representations and warranties made in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof;

(c) It has the corporate power and authority to execute and deliver this Amendment and the other documents or instruments executed in connection herewith and to perform its obligations hereunder and thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of this Amendment and the other documents and instruments executed in connection herewith;

(d) The execution and delivery of this Amendment by and on behalf of the Borrower, has been duly authorized by all requisite action on behalf of the Borrower and this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and

(e) The making and performance of this Amendment and the other documents and instruments executed in connection herewith will not (i) violate any provision of any law or regulation, federal, state or local, or the organizational documents of the Borrower, (ii) result in any breach or violation of, or constitute a default or require the obtaining of any consent under, any agreement or instrument by which the Borrower or its property may be bound, or (iii) affect the validity, perfection or priority of the interests of the Agent and the Banks in any collateral securing the obligations of the Borrower under the Loan Document.

13. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date of effectiveness is referred to herein as the “Effective Date”):

(a) The Borrower shall have delivered to the Agent the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed:

(i) This Amendment;

(ii) Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of resolutions of the Board of Directors of the Borrower in effect on the date hereof authorizing the execution, delivery and performance of this Amendment and the other documents and transactions contemplated hereby; and

(iii) Such additional documents, as the Agent may require.

(b) The Guarantors shall duly execute and deliver the Confirmation and Acknowledgment attached hereto as Exhibit A.

(c) The Required Banks shall have duly executed and delivered this Amendment.

(d) The Borrower shall pay to the Agent for the benefit of each Bank executing and delivering this Amendment an amendment and modification fee of 20 basis points (0.20%) on the amount of such Bank’s Commitment as of the date hereof and after giving effect to the reduction in the Total Commitment to $80,000,000.

(e) The Borrower shall execute and deliver to PNC Capital Markets, Inc. the engagement letter and pay the fees specified therein.

14. Ratification; References; No Waiver. Except as the provisions thereof have been expressly amended by this Amendment, the Credit Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms. All references in the Credit Agreement and the other Loan Documents to the Credit Agreement shall be to the Credit Agreement as amended by this Amendment. This Amendment does not and shall not be deemed to constitute a waiver by the Agent or the Banks of any Default or Event of Default or of any of the Agent’s or the Banks’ other rights or remedies.

15. Affirmations. The Borrower hereby: (a) affirms all the provisions of the Loan Documents, as amended or modified by this Amendment and (b) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against (i) the payment of the amounts owed to the Banks under the Loan Documents and this Amendment or (ii) the enforcement of any of the terms or conditions hereof or of the Loan Documents.

16. Release and Indemnity. Recognizing and in consideration of the Banks’ and the Agent’s agreement to the amendments set forth herein, the Borrower hereby waives and releases the Banks and the Agent and their respective officers, attorneys, agents, and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that such Borrower ever had or now has against any of them arising out of or relating to any Bank’s or the Agent’s acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or any other matters described or referred to herein or therein. The Borrower further hereby agrees to indemnify and hold the Agent and the Banks and their respective officers, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Banks or the Agent or any of them on account of anything arising out of this Amendment, the Credit Agreement, the other Loan Documents or any other document delivered pursuant hereto or thereto up to and including the date hereof; provided that, no Borrower shall have any obligation hereunder to any Bank or the Agent with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Bank or the Agent.

17. No Third Party Beneficiaries. The rights and benefits of this Amendment shall not inure to the benefit of any third party, except that the release provided by the Borrower herein shall inure to the benefit of any parties being released herein.

18. Integration. This Amendment constitutes the sole agreement of the parties hereto with respect to the terms hereof and shall supersede all oral negotiations and the terms of prior writings with respect to such terms.

19. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20. Miscellaneous.

(a) Expenses. The Borrower agrees to pay all of the Agent’s reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby (including the appraisal referred to in Paragraph 4, the Security Agreements, the Nashville Mortgages and any filing or other fees in connection therewith), including, without limitation, the reasonable fees and expenses of Ballard Spahr Andrews & Ingersoll, LLP. In addition, the Borrower agrees to pay the reasonable fees and expenses of counsel to the Agent in advising the Banks regarding whether to take Option 1 or Option 2. The Borrower also agrees to pay all of the Agent’s reasonable out-of-pocket fees and expenses incurred in connection with any future workout or attempted workout and any evaluation of the Borrower’s and the Guarantors’ performance and/or compliance with the Loan Documents including reasonable legal fees and expenses.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) Successor and Assigns. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

(e) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(f) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DOVER MOTORSPORTS, INC.

By:	/s/ Patrick J. Bagley
Name: Patrick J. Bagley
Title: Sr. Vice President - Finance

PNC BANK, DELAWARE, as Agent and as a Bank

By:	/s/ Bruce H. Colbourn
Name: Bruce H. Colbourn
Title: Vice President

WILMINGTON TRUST COMPANY, as a Bank

By:	/s/ Michael B. Gast
Name: Michael B. Gast
Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY (Formerly known as Allfirst Bank), as a Bank

By:	/s/ William R. Keehn
Name: William R. Keehn
Title: Assistant Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as a Bank

By:	/s/ Glenn Kocher
Name: Glenn Kocher
Title: Sr. Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as a Bank

By:
Name:
Title:

NATIONAL CITY BANK, as a Bank

By:	/s/ Melissa Landay
Name: Melissa Landay
Title: Senior Vice President

SCHEDULE I

BANK AND COMMITMENT INFORMATION

Bank and Address	Commitment
PNC Bank, Delaware 222 Delaware Avenue 18th Floor Wilmington, DE 19801 Attn: Bruce Colbourn	$25,770,308.12

Wachovia Bank, National Association 301 S. College Street Charlotte, NC 28288 Attn: Joel Thomas	$19,047,619.05

Manufacturers and Traders Trust Company 25 S. Charles St. M/C 101-744 Baltimore, MD 21201 Attn: William Keehn	$7,619,047.62

Wilmington Savings Fund Society, FSB 838 Market Street Wilmington, De 19801 Attn: M. Scott Baylis	$4,705,882.35

Wilmington Trust Company 121 South State Street Dover, DE 19901 Attn: Michael B. Gast	$11,428,571.43

National City Bank 1 South Broad St. Philadelphia, PA 19107 Attn: Tara M. Handforth	$11,428,571.43

$80,000,000

SCHEDULE II

DESCRIPTION OF CLAIM OF

SOUTHWESTERN ILLINOIS DEVELOPMENT AUTHORITY

1.	The claim is as described in the Borrower’s SEC filings. It has been tentatively settled for $700,000 and the paperwork is being finalized.

CONFIRMATION AND ACKNOWLEDGMENT

Reference is hereby made to a Credit Agreement dated as of February 20, 2002, as amended by a First Amendment to Credit Agreement dated as of March 31, 2002, as amended by a Second Amendment to Credit Agreement dated as of July 30, 2002, as amended by a Third Amendment to Credit Agreement dated January 27, 2003 and as amended by a Fourth Amendment of even date herewith (as so amended, supplemented or otherwise modified, the “Credit Agreement”), by and between DOVER MOTORSPORTS, INC. (the “Borrower”) the several banks and other financial institutions parties thereto (individually, a “Bank”; collectively, the “Banks”) and PNC BANK, DELAWARE, as administrative agent for the Banks (in such capacity, the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

Each of the undersigned acknowledges receipt of a copy of the above-captioned amendments. Each of the undersigned hereby consents to the Fourth Amendment and the transactions contemplated thereby, reaffirms and confirms all of its obligations and liabilities under the Guaranty Agreement and the other Loan Documents to which it is a party and acknowledges and agrees that each such Loan Document to which it is a party remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has caused this Confirmation and Acknowledgment to be duly executed and delivered as of this 30th day of June, 2003.

DOVER INTERNATIONAL SPEEDWAY, INC.

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: President

GATEWAY INTERNATIONAL MOTORSPORTS CORPORATION

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: President

GATEWAY INTERNATIONAL SERVICES CORPORATION

By:	/s/ Elia Trowbridge
Name: Elia Trowbridge
Title: President

GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: Chairman of the Board

MEMPHIS INTERNATIONAL MOTORSPORTS CORPORATION

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: President

M&N SERVICES CORP.

By:	/s/ Tony Evans
Name: Tony Evans
Title: Secretary

NASHVILLE SPEEDWAY, USA, INC.

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: Chairman of the Board